CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.150 % Ally Financial Term Notes, Series A Due November 15, 2021	$1,928,000	$233.67
4.400 % Ally Financial Term Notes, Series A Due November 15, 2023	$276,000	$33.45

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed under Rule 424(b)(2), Registration Statement No. 333-226651

Pricing Supplement No. 178 - Dated Monday, November 5, 2018 (To: Prospectus dated August 7, 2018)

CUSIP	Principal	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DQV6	$1,928,000.00	100.00% (0)	1.125%	$1,906,310.00	Fixed	4.150%	Monthly	11/15/2021	12/15/2018	$4.27	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 11/15/2019 and Monthly thereafter with 30 Calendar Days Notice.
02006DQW4	$276,000.00	100.00% (0)	1.700%	$271,308.00	Fixed	4.400%	Monthly	11/15/2023	12/15/2018	$4.52	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 11/15/2019 and Monthly thereafter with 30 Calendar Days Notice.

Ally Financial Inc.	Offering Date: Monday, October 29, 2018 through Monday, November 5, 2018	Ally Financial Inc.
	Trade Date: Monday, November 5, 2018 @ 12:00 PM ET	Ally Financial Term Notes, Series A
	Settle Date: Thursday, November 8, 2018	Prospectus dated August 7, 2018
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Selected dealers purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the selected dealers for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the selected dealers on behalf of level-fee accounts may be sold to such accounts at the applicable concession to the public offering price, in which case, such selected dealers will not retain any portion of the sales price as compensation.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Legal Matters- Validity of the Notes:
In the opinion of counsel to Ally Financial Inc. (the “Company”), when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture dated as of September 24, 1996, with The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), as amended and supplemented from time to time (the “Indenture”), and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and provided that I express no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law, (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to Federal laws of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture, the Trustee’s authentication of the notes, and the validity, binding nature and enforceability of the Indenture with respect to the Trustee, and the genuineness of signatures and to such counsel’s reliance on the Company and other sources as to certain factual matters, all as stated in the letter of such counsel dated August 24, 2012, which has been filed as Exhibit 5.1 to the Registration Statement.